AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                REGISTRATION NO. 333-39387
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO.1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                         CREDENCE SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

            DELAWARE                                  94-2878499
 (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

                 215 FOURIER AVENUE, FREMONT, CALIFORNIA 94539
                                (510) 657-7400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                             DR. WILMER R. BOTTOMS
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         CREDENCE SYSTEMS CORPORATION
                 215 FOURIER AVENUE, FREMONT, CALIFORNIA 94539
                                (510) 657-7400
         (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
                            WARREN T. LAZAROW, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                  2200 GENG ROAD, PALO ALTO, CALIFORNIA 94303
                                (650) 424-0160
                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                                ---------------
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 23, 1997

PRELIMINARY PROSPECTUS

                                  $115,000,000

                          CREDENCE SYSTEMS CORPORATION

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                   INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15

                        1,663,051 SHARES OF COMMON STOCK

                                  ----------

  This prospectus (the "Prospectus") relates to $115,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of Credence Systems Corporation, a Delaware corporation (together with its subsidiaries, "Credence" or the "Company"), and 1,633,051 shares of common stock, par value of $.001 per share, of the Company (the "Common Stock") which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustment to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were issued and sold in September 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons believed by Smith Barney Inc. (the "Initial Purchaser") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. See "Plan of Distribution."

  The Notes are convertible into Common Stock at any time at or before maturity, unless previously redeemed, at a conversion price of $69.15 per share, subject to adjustment in certain events. The Common Stock is traded on the Nasdaq National Market under the symbol CMOS. On December 22, 1997 the last sale price as reported on the Nasdaq National Market was $26.875 per share.

  The Notes do not provide for a sinking fund. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 20, 2000 at the redemption prices set forth in this Prospectus, together with accrued interest. The Notes are redeemable at the option of the holder upon a Repurchase Event (as defined herein) at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. See "Description of Notes."

  The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes--Subordination."

  For a description of certain tax consequences to holders of the Notes and the Shares, see "Certain United States Federal Tax Consequences."

  The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the underlying Common Stock covered by this Prospectus.

  Upon their original issuance, the Notes became eligible for trading in the Private Offerings, Resales, and Trading through Automatic Linkages ("PORTAL") Market. However, the Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. No assurance can be given that an active market for the Notes will develop or as to the liquidity or sustainability of any such market. See "Risk Factors--Absence of Existing Active Public Market."

  The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act. If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                                  ----------

            SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION
     OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997

  Some of the information set forth or incorporated by reference in this Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are necessarily only estimates of future results, and there can be no assurances that actual results will not materially differ from expectations. Specific reference is made to the risks and uncertainties described under "Risk Factors."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. Such Web site can be found at http://www.sec.gov. The materials described above may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

  This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act, omits certain of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to or incorporated by reference in the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 0-22366) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1997, April 30, 1997 and July 31, 1997 and its Current Reports on Form 8-K filed with the Commission on September 4, 1997, September 9, 1997, September 12, 1997 and December 17, 1997.

    2. The Company's definitive Proxy Statement dated February 12, 1997 filed in connection with the Company's 1997 Annual Meeting of Stockholders.

    3. The Company's Form 8-A Registration Statement filed with the Commission on September 10, 1993, as amended on October 21, 1993.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

  Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (510) 647-7400 to Director of Investor Relations, Credence Systems Corporation, at the principal executive offices of the Company, 215 Fourier Avenue, Fremont, California 94539.

                                 RISK FACTORS

  An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should not be made by an investor who cannot afford the loss of his entire investment. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Notes or the Shares offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere or incorporated by reference herein.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results have in the past fluctuated significantly and will in the future fluctuate significantly, due to a variety of factors. The Company's operating performance from the first quarter of fiscal 1993 through the third quarter of fiscal 1996 produced sequential quarter-to-quarter growth in both net sales and net income. In the fourth quarter of fiscal 1996, however, net sales decreased 34% from the third quarter of fiscal 1996 and 17% from the fourth quarter of fiscal 1995. Net income for the fourth quarter of fiscal 1996 decreased 63% from the third quarter of fiscal 1996 and 55% from the fourth quarter of fiscal 1995. In the first quarter of fiscal 1997, net sales decreased 9% from the fourth quarter of fiscal 1996 and decreased 34% from the first quarter of fiscal 1996. Net income for the first quarter of fiscal 1997 decreased 75% from the fourth quarter of fiscal 1996 and decreased 90% from the first quarter of fiscal 1996. In the second quarter of fiscal 1997, net sales increased 8% from the first quarter of fiscal 1997 and decreased 35% from the second quarter of fiscal 1996. Net income for the second quarter of fiscal 1997 increased 212% from the first quarter of fiscal 1997 and decreased 71% from the second quarter of fiscal 1996. The Company's third quarter results reflected similar trends. The decreases year-to-year were due primarily to a significant weakness in the ATE market which materially adversely affected the Company and several other companies in the semiconductor equipment industry. The factors that have caused and will continue to cause the Company's results to fluctuate include the timing of new product announcements and releases by the Company or its competitors, market acceptance of new products and enhanced versions of the Company's products, manufacturing inefficiencies associated with the start up of new products, changes in pricing by the Company, its competitors, customers or suppliers, manufacturing capacity, the ability to volume produce systems and meet customer requirements, inventory obsolescence, patterns of capital spending by customers, delays, cancellations or reschedulings of orders due to customer financial difficulties or otherwise, changes in overhead absorption levels due to changes in the number of systems manufactured, the timing and shipment of orders, availability of components, subassemblies and services, expenses associated with acquisitions and alliances, product discounts, customization and reconfiguration of systems, product reliability, the proportion of direct sales and sales through third parties, including distributors and original equipment manufacturers, the mix of products sold, the length of manufacturing and sales cycles, cyclicality or downturns in the semiconductor market and the markets served by the Company's customers, natural disasters, political and economic instability, regulatory changes and outbreaks of hostilities. The Company presently intends to introduce many new products and product enhancements in this current fiscal year, which will affect its operating results, financial condition and business. The Company's gross margins on system sales have varied significantly, especially in the last fourteen months, and will continue to vary significantly based on a variety of factors, including manufacturing efficiencies, pricing by competitors or suppliers, product sales mix, reserves, production volume, new product introductions, product reliability, customization and reconfiguration of systems, international and domestic sales mix and field service margins. In addition, new and enhanced products typically have lower gross margins in the early stages of commercial introduction and production. While the Company has recorded and continues to record allowances for estimated sales returns and uncollectible accounts, there can be no assurance that such estimates regarding allowances will be adequate.

LIMITED SYSTEMS SALES; BACKLOG

  The Company derives a substantial portion of its net sales from the sale of a relatively small number of systems that typically range in price from $350,000 to $2.0 million, excluding the current memory products, for which the price range is typically below $100,000. As a result, the timing of recognition of revenue from a single transaction could have a significant impact on the Company's net sales and operating results for a particular period. The Company's net sales and operating results for a particular period could be materially adversely affected if an anticipated order for even one system is not received in time to permit shipment during that period. The Company's backlog at the beginning of a quarter typically does not include all tester orders needed to achieve the Company's sales objectives for that quarter. In addition, orders in backlog are subject to cancellation, delay, deferral or rescheduling by a customer with limited or no penalties. Consequently, the Company's net sales and operating results for a quarter have in the past and will in the future depend upon the Company obtaining orders for systems to be shipped in the same quarter that the order is received. Furthermore, products generating most of the Company's net sales continue to be shipped near the end of each quarter. Accordingly, the failure to receive an anticipated order or a delay or rescheduling in a shipment near the end of a particular period due, for example, to an order cancellation, a delay by a customer, manufacturing, technical, reliability or other difficulties, including difficulties relating to customization and reconfiguration of systems, a delay in the supply of components, subassemblies or services or a delay due to competitive or economic factors, may cause net sales in a particular period to fall significantly below the Company's expectations, which could have a material adverse effect upon the Company's business, financial condition or results of operations. The relatively long manufacturing cycle of many of its testers has caused and could continue to cause future shipments of such products to be delayed from one quarter to the next, which could materially adversely affect the Company's business, financial condition or results of operations. Furthermore, announcements by the Company or its competitors of new products and technologies could cause customers to defer or cancel purchases of the Company's existing systems, which could also have a material adverse effect on the Company's business, financial condition or results of operations. The impact of these and other factors on the Company's sales and operating results in any future period cannot be forecasted with certainty. In addition, the need for continued significant expenditures for research and development, marketing and other expenses for new products, capital equipment purchases and worldwide training and customer service and support, among other factors, will make it difficult for the Company to reduce its significant fixed expenses in a particular period if the Company's net sales goals for such period are not met. Accordingly, there can be no assurance that the Company will be able to be profitable or that it will not again sustain losses in future periods. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors, as they were in the first, second and third quarters of 1997. In such event, the price of the Company's Common Stock may be materially adversely affected.

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

  The Company's business and results of operations depend in significant part upon the capital expenditures of manufacturers of semiconductors and companies which specialize in contract packaging and/or testing of semiconductors, including manufacturers and contractors that are opening new or expanding existing fabrication facilities, or upgrading existing equipment, which in turn depend upon the current and anticipated market demand for semiconductors and products incorporating semiconductors. Historically and recently, the semiconductor industry has been highly cyclical with recurring periods of oversupply, which often have had a severe effect on the semiconductor industry's demand for test equipment, including the systems manufactured and marketed by the Company. The Company believes that the markets for newer generations of semiconductors will also be subject to similar fluctuations. The Company has in the past, and during the last fourteen months in particular, experienced shipment delays, delays in commitments and purchase order restructurings by several of its customers and anticipates that this may continue to occur in the future. Accordingly, the Company can give no assurance that it will be able to achieve or maintain its current or prior level of sales or rate of growth. During the last four quarters, including the third quarter of 1997, the Company's net sales, gross margins and net income have been significantly below the net sales, gross margins and net income, respectively, of the comparable prior year's quarterly results. The Company anticipates that a significant portion of new orders may depend upon demand from semiconductor device manufacturers building or expanding fabrication facilities and new device testing requirements that are not addressable by currently installed test equipment, and there can be no assurance that such demand will develop to a significant degree, or at all. In addition, any factor adversely affecting the semiconductor industry or particular segments within the semiconductor industry may adversely affect the Company's business, financial condition or results of operations. Therefore, there can be no assurance that the Company's operating results will not continue to be materially adversely affected if downturns or slowdowns in the semiconductor industry continue or occur again in the future.

MANAGEMENT OF FLUCTUATIONS IN OPERATING RESULTS

  The Company has over the last several years experienced significant fluctuations in its operating results. Since 1993, the Company has overall significantly increased the scale of its operations to support increased sales levels and has expanded its operations to address critical infrastructure and other requirements, including the hiring of additional personnel, significant investments in research and development to support product development, the March 1995 acquisition of EPRO, the Company's establishment of a joint venture with Innotech, Inc., the Company's acquisition in July 1997 of the assets and certain liabilities of Test Systems Strategies, Inc. ("TSSI") and the Company's acquisition in August of 1997 of a software product line from Zycad Corporation ("Zycad"). However, the Company has during certain historical periods, particularly over the past fourteen months, experienced revenue declines and reductions in its operations.

  Fluctuations in the Company's sales and operations have placed a considerable strain on its management, financial, manufacturing and other resources. In order to effectively deal with the changes brought on by the cyclical nature of the industry, the Company has been required to implement and improve a variety of highly flexible operating, financial and other systems, procedures and controls capable of expanding or contracting consistent with the Company's business. There can be no assurance that any existing or new systems, procedures or controls will be adequate to support fluctuations in the Company's operations or that its systems, procedures and controls will be designed, implemented or improved in a cost effective and timely manner. Any failure to implement, improve and expand or contract such systems, procedures and controls in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition or results of operations.

EXPANSION OF OPERATIONS

  Currently, the Company is devoting significant resources to the development of new products and technologies. During 1997, the Company will conduct evaluations of these products and will continue to invest significant additional resources in plant and equipment, inventory, personnel and other costs, to begin production of these products and to provide the marketing, administration and after-sales service and support, if any, required to service and support these new products. Accordingly, there can be no assurance that gross profit margin and inventory levels will not be adversely impacted in the future by start-up costs associated with the initial production and installation of these new product lines. These start-up costs include, but are not limited to, additional manufacturing overhead, additional inventory and warranty reserve requirements and the creation of after-sales service and support organizations. Additionally, there can be no assurance that operating expenses will not increase, relative to sales, as a result of adding additional marketing and administrative personnel, among other costs, to support the Company's additional products. If the Company is unable to achieve significantly increased net sales or its sales fall below expectations, the Company's operating results will be materially adversely affected. There can be no assurance that net sales will increase or remain at recent levels or that such products will be successfully commercialized.

LIMITED SOURCES OF SUPPLY; RELIANCE ON SUBCONTRACTORS

  Certain components, subassemblies and services necessary for the manufacture of the Company's testers are obtained from a limited group of suppliers. The Company does not maintain any long-term supply agreements with any of its vendors and purchases its components and subassemblies through individual purchase orders. The manufacture of certain of the Company's components and subassemblies is an extremely complex process. The Company also relies on outside vendors to manufacture certain components and subassemblies and to provide certain services. In addition, the Company and certain of its subcontractors periodically experience significant shortages and delays in delivery of various components and subassemblies. There can be no assurance that these or other problems will not continue to occur in the future with these or the Company's other suppliers or outside subcontractors. The Company's reliance on a limited group of suppliers and the Company's reliance on outside subcontractors involve several risks, including an inability to obtain an adequate supply of required components, subassemblies and services and reduced control over the price, timely delivery, reliability and quality of components, subassemblies and services. Shortages, delays, disruptions or terminations of the sources for these components and subassemblies has delayed and could continue to delay shipments of the Company's systems and could have a material adverse effect on the Company's business, financial condition or results of operations. Any continuing inability to obtain adequate yields or timely deliveries or any other circumstance that would require the Company to seek alternative sources of supply or to manufacture such components internally could have a material adverse effect on the Company's business, financial condition or results of operations. Such delays, shortages and disruptions would also damage relationships with current and prospective customers and could allow competitors to penetrate such customer accounts. There can be no assurance that the Company's internal manufacturing capacity and that of its suppliers and subcontractors will be sufficient to meet customer requirements.

HIGHLY COMPETITIVE INDUSTRY

  The automatic test equipment ("ATE") industry is intensely competitive. Because of the substantial investment required to develop test application software and interfaces, the Company believes that once a semiconductor manufacturer has selected a particular ATE vendor's tester, the semiconductor manufacturer is likely to use that tester for a majority of its testing requirements for the market life of that semiconductor and, to the extent possible, subsequent generations of similar products. As a result, once an ATE customer chooses a system for the testing of a particular device, it is difficult for competing vendors to achieve significant ATE sales to such customer for similar use. The inability of the Company to achieve significant sales to any ATE customer could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company faces substantial competition throughout the world, primarily from ATE manufacturers located in the United States, Europe and Japan, as well as several of the Company's customers. Many of the Company's competitors have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Certain of the Company's competitors have recently introduced or announced new products with certain performance or price characteristics equal or superior to certain products currently offered by the Company. The Company believes that if the ATE industry continues to consolidate through strategic alliances or acquisitions, the Company will continue to face significant additional competition from larger competitors that may offer more complete product lines and services than the Company. The Company's competitors are continuing to improve the performance of their current products and to introduce new products, enhancements and new technologies that provide improved cost of ownership and performance characteristics. New product introductions by the Company's competitors could continue to cause a decline in sales or loss of market acceptance of the Company's existing products. Moreover, increased competitive pressure could continue to lead to intensified price-based competition, which could materially adversely affect the Company's business, financial condition or results of operations. The Company has experienced and continues to experience significant price competition in the sale of all of its testers. In addition, at the end of a product life cycle and as competitors introduce more technologically advanced products, pricing pressures typically become more intense. The Company believes that to be competitive, it will continue to require significant financial resources in order to, among other items, invest in new product development and enhancements and to maintain customer service and support centers worldwide. There can be no assurance that the Company will be able to compete successfully in the future.

RAPID TECHNOLOGICAL CHANGE; IMPORTANCE OF TIMELY PRODUCT INTRODUCTION

  The ATE market is subject to rapid technological change and new product introductions and enhancements and related software tools. The Company's ability to be competitive in this market will depend in significant part upon its ability to successfully develop and introduce new products and enhancements and related software tools with greater features on a timely and cost-effective basis, including the products under development acquired in the EPRO merger and the TSSI and Zycad product line acquisitions. The Company's customers require testers with additional features and higher performance and other capabilities. The Company is therefore required to enhance the performance and other capabilities of its existing systems and related software tools. Any success by the Company in developing new and enhanced systems and related software tools and new features to its existing systems depends upon a variety of factors, including product selection, timely and efficient completion of product design, timely and efficient implementation of manufacturing and assembly processes, product performance and reliability in the field and effective sales and marketing. Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both future demand and the availability of technology to satisfy that demand. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancements and related software tools. The inability of the Company to introduce new products and related software tools that contribute significantly to net sales, gross margins and net income would have a material adverse effect on the Company's business, financial condition or results of operations. New product or technology introductions by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. In addition, new product introductions by the Company may cause confusion among the Company's customers if they transition to such new products, and may delay product purchases.

  Significant delays can occur between a system's introduction and the commencement by the Company of volume production of such system. The Company has been and is experiencing significant delays in the introduction, volume production and sales of its systems and related feature enhancements, including new models within the digital, mixed-signal and non-volatile memory product lines, due to technical, manufacturing, parts shortages, component reliability and other difficulties and may continue to experience similar delays in the future. As a result, certain of the Company's significant customers have experienced significant delays in receiving and using certain of the Company's testers in production. There can be no assurance that these or additional difficulties will not continue to arise in the future with respect to the Company's systems or that such delays will not materially adversely affect customer relationships and future sales. Moreover, there can be no assurance that the Company will not encounter these or other difficulties that could delay future introductions or volume production or sales of its systems or enhancements and related software tools. The Company has incurred and may continue to incur substantial unanticipated costs to ensure the functionality and reliability of its testers and to increase feature sets. If the Company's systems continue to have reliability, quality or other problems, or the market perceives certain of the Company's products to be feature deficient, reduced orders, higher manufacturing costs, delays in collecting accounts receivable and higher service, support and warranty expenses, or inventory write-offs, among other items, could result. The Company's failure to have a competitive tester and related software tools available when required by a semiconductor manufacturer could make it substantially more difficult for the Company to sell testers to that manufacturer for a number of years. The Company believes that the continued acceptance, volume production, timely delivery and customer satisfaction of its newer digital, mixed signal and non-volatile memory testers are of critical importance to its future financial results. As a result, an inability to correct any technical, reliability, parts shortages or other difficulties associated with the Company's systems or to manufacture and ship the Company's systems on a timely basis to meet customer requirements could damage relationships with current and prospective customers and would materially adversely affect the Company's business, financial condition or results of operations.

CUSTOMER CONCENTRATION; LENGTHY SALES CYCLE

  During the nine months ended July 31, 1997, three customers accounted for approximately 22%, 12% and 9%, respectively, of the Company's net sales. One customer (a distributor) accounted for 25%, 17% and 13% of the Company's net sales in fiscal 1996, 1995 and 1994, respectively. The loss of or any reduction in orders by a significant customer, including losses or reductions due to continuing or other technical, manufacturing, reliability or other difficulties associated with the Company's products or market, economic or competitive conditions in the semiconductor industry or in other industries that manufacture products utilizing semiconductors could materially adversely affect the Company's business, financial condition or results of operations. The Company's ability to maintain or increase its sales levels in the future will depend in significant part upon its ability to obtain orders from existing and new customers and to manufacture systems on a timely and cost-effective basis, the financial condition and success of its customers, general economic conditions, and the Company's ability to meet increasingly stringent customer performance and other requirements and shipment delivery dates. There can be no assurance that the Company will be able to maintain or increase the level of its net sales in the future or that the Company will be able to retain existing customers or attract new ones.

  Sales of the Company's systems depend in significant part upon the decision of a semiconductor manufacturer to develop and manufacture new semiconductor devices or to increase manufacturing capacity. As a result, sales of the Company's testers are subject to a variety of factors outside of the Company's control. In addition, the decision to purchase a tester generally involves a significant commitment of capital, with the attendant delays frequently associated with significant capital expenditures. For these and other reasons, the Company's systems have lengthy sales cycles during which the Company may expend substantial funds and management effort to secure a sale and subject the Company to a number of significant risks.

ACQUISITIONS

  The Company has developed in significant part through mergers and acquisitions of other companies and businesses. Prior to its initial public offering in 1993, the Company acquired two companies and the semiconductor test systems division of Tektronix, Inc. In 1995, the Company acquired EPRO, a memory tester company. In July 1997, the Company acquired the assets of TSSI and, in August 1997, acquired the fault simulation and test program development products from Zycad. The Company intends in the future to pursue additional acquisitions of complementary product lines, technologies and businesses. Any future acquisitions by the Company, if any, could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, expenditures and reserves, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, financial condition or results of operations. The Company's one-time charge for in-process research and development for the TSSI asset acquisition accounted for the Company's net loss for the third quarter of 1997. In addition, acquisitions involve numerous other risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. From time to time, the Company has engaged in and will continue to engage in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. In the event that such an acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company's future operating results depend in significant part upon the continued service of its key personnel, none of whom are bound by an employment or non-competition agreement. The Company's future operating results also depend in significant part upon its ability to attract and retain qualified management, manufacturing, technical, engineering and marketing and sales and support personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for the Company to hire such personnel over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition or results of operations.

  Recently, the Company has experienced an increased level of employee turnover. The Company believes that this increase is due to several factors, including the recent semiconductor industry slowdown; an expanding economy within the geographic area where the Company maintains its principal business offices, making it more difficult for the Company to retain its employees; and the declining value of stock options granted to employees, relative to their total compensation, as a result of full vesting of options granted prior to the Company's initial public offering. Due to these and other factors, the Company may continue to experience high levels of employee turnover, which could materially adversely impact the Company's business, financial condition and results of operations.

INTERNATIONAL SALES

  International sales accounted for approximately 70%, 67% and 55% of total net sales for the first nine months of fiscal 1997, and for fiscal years 1996 and 1995, respectively. The Company is also attempting to increase its sales to non-U.S.-based customers. As a result, the Company anticipates that international sales will continue to account for a significant portion of total net sales in the foreseeable future. These international sales will continue to be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, political and economic instability, an outbreak of hostilities, integration of foreign operations of acquired businesses, foreign currency exchange rate fluctuations, difficulties with distributors, joint venture partners, original equipment manufacturers, foreign subsidiaries and branch operations, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor equipment. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. Any of these factors or the adoption of restrictive policies could have a material adverse effect on the Company's business, financial condition or results of operations.

PROPRIETARY RIGHTS

  The Company attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, including confidentiality agreements. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and other intellectual property rights or disclose such technology or that the Company can meaningfully protect its trade secrets or other intellectual property rights. There can be no assurance that patents owned by the Company will not be invalidated, deemed unenforceable, circumvented or challenged, or that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company. In addition, there can be no assurance that foreign intellectual property laws or the Company's agreements will protect the Company's intellectual property rights. Failure to protect the Company's intellectual property rights could have a material adverse effect upon the Company's business, financial condition or results of operations. The Company has been involved in extensive, expensive and time-consuming reviews of, and litigation concerning, patent infringement claims. In addition, the Company has at times been notified of other claims that it may be infringing intellectual property rights possessed by third parties and expects to continue to receive notice of such claims in the future.

  The European patent application relating to one of the proprietary complementary metal oxide semiconductor ("CMOS") stabilization methods owned by the Company was abandoned by the prior owner after the European patent examiner cited prior art. This prior art was not referenced in the corresponding United States patent application. Based upon its review to date of the cited prior art and the European examiner's objections, and in part upon the advice of Smith-Hill and Bedell, P.C., outside patent counsel to the Company ("SHB"), the Company believes that such prior art is unlikely to affect the validity or scope of the claims of the United States issued patent.

  This prior art may, however, render invalid or significantly narrow the scope of certain claims set forth in the United States patent covering the Company's other proprietary CMOS stabilization method. The European examiner referred to this prior art in the corresponding European patent application. The European application was approved, but with narrower claims than the United States patent. This prior art was not referenced in the corresponding United States patent. Based in part upon the advice of SHB, and on the Company's review of its current products, the Company believes that this patent will continue to be valuable to the Company in preventing imitation of the Company's products covered by this patent. Additionally, in mid-1992, a third party suggested that certain claims set forth in this patent might be invalid as a result of other alleged prior art. The Company believes, based in part upon the advice of SHB, that the prior art alleged by the third party is less relevant than the prior art referenced by the European examiner. However, there can be no assurance that any of the aforementioned prior art or other prior art will not be successfully asserted and used to invalidate or narrow the scope of any claim of the United States patents or any other patents or other patent applications of the Company.

  Certain of the Company's customers have received notices of infringement from Jerome Lemelson alleging that the manufacture of semiconductor products and/or the equipment used to manufacture semiconductor products infringes certain patents issued to such person. The Company was notified by a customer in 1990 and a different customer in late 1994 that the Company may be obligated to defend or settle claims that the Company's products infringe such person's patents, and, in the event it is subsequently determined that the customer infringes such person's patents, such customer intends to seek reimbursement from the Company for damages and other related expenses. There can be no assurance that the Company will be successful in defending current or future patent infringement claims or claims for indemnification resulting from infringement claims. An award of damages, injunctive relief or expenditures by the Company of significant amounts in defending any such action could materially adversely affect the Company's business, financial condition or results of operations, regardless of the outcome of any litigation. With respect to any claims, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license will be available on reasonable terms or at all. The Company could decide, in the alternative, to continue to resort to litigation to challenge such claims. Such challenges have been and could continue to be extremely expensive and time consuming, and could materially adversely affect the Company's business, financial condition or results of operations, regardless of the outcome of any litigation.

LEVERAGE; SUBORDINATION OF NOTES; ABSENCE OF FINANCIAL COVENANTS

  In connection with the sale of the Notes, the Company incurred $115 million of indebtedness which will result in a ratio of long-term debt to total capitalization at July 31, 1997 of approximately 37% on an as-adjusted basis. As a result of this indebtedness, the Company's principal and interest obligations will increase substantially. The degree to which the Company is leveraged could materially adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

  The Notes are subordinate in right of payment to all future Senior Indebtedness (as defined herein) of the Company. Senior Indebtedness could include any secured indebtedness of the Company that is not made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. As of the date hereof, the Company had no Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company or its subsidiaries can create, incur, assume or guarantee. The Company is currently entitled to borrow up to $20.0 million under its existing line of credit. By reason of such subordination of the Notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness of the Company has been paid in full. Moreover, holders of Common Stock would only receive the assets remaining after payment of all indebtedness and preferred stock, if any. See "Description of Notes."

  The Indenture (as defined herein) does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, by the Company or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes--Certain Rights to Require Repurchase of Notes."

LIMITATIONS ON REPURCHASE UPON A REPURCHASE EVENT

  In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon to the repurchase date. The Company's ability to repurchase the Notes upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase the Notes upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities and corporate laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Notes nor would the requirement that the Company offer to repurchase the Notes upon a Repurchase Event necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Notes."

ABSENCE OF EXISTING ACTIVE PUBLIC MARKET

  Upon their original issuance, the Notes became eligible for trading on the PORTAL Market. The Notes sold pursuant to this Prospectus, however, will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Company's Common Stock and the market for similar securities. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation system.

FUTURE CAPITAL NEEDS

  The development and manufacture of new ATE systems and enhancements are highly capital intensive. In order to be competitive, the Company must make significant investments in capital equipment, expansion of operations, systems, procedures and controls, research and development and worldwide training, customer service and support, among many items. The Company expects that cash on hand and cash equivalents, including restricted cash, proceeds from the $115 million private placement of the Notes, short-term investments, funds available under its bank line of credit, anticipated cash flow from operations and equipment lease arrangements will satisfy its financing requirements for at least the next 12 months.

VOLATILITY OF STOCK PRICE

  The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's financial results, general conditions or developments in the semiconductor and capital equipment industry and the general economy, sales of the Company's Common Stock into the marketplace, an outbreak of hostilities, natural disasters, announcements of technological innovations or new products or enhancements by the Company or its competitors, developments in patents or other intellectual property rights, developments in the Company's relationships with its customers and suppliers, or a shortfall or changes in revenue, gross margins or earnings or other financial results from analysts' expectations could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In recent years the stock market in general, and the market for shares of small capitalization stocks in particular, including the Company, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Company's Common Stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation, equity incentive plans, Bylaws and Delaware law may discourage certain transactions involving a change in control of the Company. In addition to the foregoing, the Company's classified board of directors, the shareholdings of the Company's officers, directors and persons or entities that may be deemed affiliates and the ability of the Board of Directors to issue "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving proceeds from sales of Notes or Shares.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company's current bank line of credit precludes it from paying dividends to stockholders. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any dividends in the future.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                      NINE MONTHS
           YEAR ENDED OCTOBER 31,    ENDED JULY 31,
         --------------------------- ---------------
         1992 1993 1994  1995  1996   1996    1997
         ---- ---- ----- ----- ----- ------- -------
         n/a  7.3x 30.7x 60.4x 42.0x   40.3x   8.0x

  For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor. Earnings were not sufficient to cover fixed charges for fiscal 1992 by approximately $8.0 million.

                             DESCRIPTION OF NOTES

  The Notes were issued under an indenture dated as of September 10, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company or the Initial Purchaser upon request.

GENERAL

  The Notes are unsecured obligations of the Company, are limited to $115 million in aggregate principal amount and will mature on September 15, 2002. The Notes will bear interest at 5 1/4% per annum from the date of original issuance of Notes pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months.

  Principal of, and premium, if any, and interest on, the Notes will be payable (i) in respect of Notes held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Notes held of record by holders other than DTC or its nominee at the corporate trust office of the Trustee, and the Notes may be surrendered for transfer, exchange or conversion at the corporate trust office of the Trustee. In addition, with respect to Notes held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Notes on the Regular Record Date for such interest.

  The Notes have been issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part.

  All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

  The Indenture does not contain any provisions that would provide protection to Holders of the Notes against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Notes."

CONVERSION RIGHTS

  The Notes are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $69.15 per share. The right to convert Notes which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date, unless the Company defaults in making the payment due on that redemption. See "Optional Redemption" below.

  The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock or shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a Significant Subsidiary (as defined under Regulation S-X of the Securities Act) of the Company for Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (determined as provided in the Indenture) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or a Significant Subsidiary of the Company for Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a Significant Subsidiary of the Company for Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

  In addition to the foregoing adjustments, the Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. The Company is also permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert such Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Notes are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Notes called for redemption), such Notes when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

  The payment of the principal of and premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. In the event of the acceleration of the maturity of the Notes, the holders of all Senior Indebtedness are first entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment for the principal of or premium, if any, or interest on the Notes. No payments on account of principal of or premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

  Senior Indebtedness with respect to the Company is defined in the Indenture as (a) all secured indebtedness of the Company for money borrowed under any Company revolving credit facility and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, (b) all other secured indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or (ii) ranks pari passu in right of payment with the Notes, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation interest, fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments,
(ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles, (iv) any obligation of, or any such obligation which is guaranteed by, the Company for the reimbursement of any obligor of any letter of credit, banker's acceptance or similar credit transaction, (v) any obligation of, or any such obligation which is guaranteed by, the Company under interest rate swaps, caps, collars, options and similar arrangements and (vi) any obligation of the Company under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge.

  The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. As of the date hereof, the Company had no outstanding Senior Indebtedness. The Company expects to incur additional indebtedness, including Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

  The Notes are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after September 20, 2000, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

  If redeemed during the 12-month period beginning September 15 in the year indicated (September 20, in the case of 2000), the redemption price shall be:

       YEAR                                                     REDEMPTION PRICE
       ----                                                     ----------------
       2000....................................................      102.10%
       2001....................................................      101.05

  No sinking fund is provided for the Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture provides that the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Notes and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

  In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes has the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Notes which are to be repaid on or promptly following the Repurchase Date.

  Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

  On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

  A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

  A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

  A "Termination of Trading" shall occur if the Common Stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

  The right to require the Company to repurchase Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "Subordination." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

  In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

  The foregoing provisions do not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to the
Notes: (a) default in the payment of principal of or any premium on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture), whether at maturity, upon redemption, upon acceleration or otherwise; (b) default in the payment of any interest on any Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or any Significant Subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Significant Subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $10,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, in each case within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and
(g) certain events in bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company.

  If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of and premium, if any, on all such Notes to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Notes. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company, the aggregate principal amount of the Notes shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Outstanding Notes, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of Holders of the Notes, provided that without the consent of each holder of Outstanding Notes, no supplemental indenture may (i) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (ii) adversely affect the right to convert the Notes as provided in the Indenture, (iii) modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders of Notes, (iv) impair the right of Holders of Notes to require the Company to repurchase Notes upon the occurrence of a Repurchase Event or (v) reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder.

  Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Notes; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

  The Company may discharge its obligations under the Indenture while Notes remain Outstanding if (a) all Outstanding Notes will become due and payable at their scheduled maturity within one year or (b) all Outstanding Notes are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

  The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

  Notes currently held by "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act or by persons who are not U.S. persons who acquired such Notes in "offshore transactions" in reliance on Regulation S under the Securities Act are currently evidenced by restricted global notes, which were deposited with or on behalf of DTC and were registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

  Any purchaser (each, a "Public Holder") of Notes pursuant to this Prospectus will receive a beneficial interest in an unrestricted global note (the "Public Global Note") which will be deposited with or on behalf of DTC and registered in the name of Cede, as DTC's nominee. Except as set forth below, the record ownership of the Public Global Note may be transferred in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  A Public Holder may hold its interest in the Public Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC (a "Participant" or "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Public Global Note to such persons may be limited.

  Public Holders who are not Participants may beneficially own interests in the Public Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Public Global Note, Cede for all purposes will be considered the sole holder of the Public Global Note.

  Payment of interest on and the redemption price or repurchase price (upon redemption at the option of the Company or repurchase at the option of the Holder upon a Repurchase Event) of the Public Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Public Global Note, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Public Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  With respect to any payment of interest on and the redemption price or repurchase price (upon redemption at the option of the Company or repurchase at the option of the Holder upon a Repurchase Event) of the Public Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests represented by the Public Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests represented by the Public Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest represented by the Public Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Public Global Note.

PAYMENTS OF PRINCIPAL AND INTEREST

  The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC (including Notes evidenced by the Public Global Note) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the Register for the Notes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchaser have entered into a registration rights agreement dated September 4, 1997 (the "RRA"). In the RRA, the Company agreed to file with the Commission within 60 days after September 10, 1997 (the "Closing Date") a registration statement (the "Shelf") on Form S-3, of which this Prospectus is a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfy the conditions referred to below. Notwithstanding the foregoing, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being a "Suspension Period"). "Transfer Restricted Securities" means each Note and each Share until such Note or Share, as the case may be, (i) has been transferred pursuant to the Shelf or another registration statement covering it which has been filed with the Commission pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act or (iii) may be sold or transferred pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

  Holders of Transfer Restricted Securities not already included under "Selling Securityholders" below will be required to deliver information to be used in connection with and to be named as selling securityholders in the Shelf and to provide any comments they may wish to make on the Shelf in order to have their Transfer Restricted Securities included in the Shelf. The Transfer Restricted Securities of any Holder who elects not to include those securities in the Shelf could be deemed to be less liquid than if those securities were so included. No assurance can be given that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the ability to sell such Transfer Restricted Securities or adversely affect the price at which such Transfer Restricted Securities can be sold.

  If the Shelf is filed and declared effective but thereafter ceases to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or useable for the offer and sale of Transfer Restricted Securities for period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any 12-month period ending on or prior to the second anniversary of the Closing Date (each such event referred to in clauses (i) and (ii), a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities which has complied with its obligations under the RRA. The amount of liquidated damages payable during any period in which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount or $2.50 per annum per 14.4613 shares of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of Notes or $5.00 per annum per 14.4613 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities for any additional days during which a Registration Default has occurred and is continuing. The Company has agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the RRA). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

  The Company has agreed to maintain the Shelf until the first to occur of (i) the second anniversary of the Closing Date or (ii) the date on which no security covered by the Shelf remains a Transfer Restricted Security.

  The foregoing summary of certain provisions of the RRA does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the RRA. Copies of the RRA are available from the Company or the Initial Purchaser on request.

GOVERNING LAW

  The Indenture and, except as may otherwise be required by law, the Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

  The Company maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of business. An affiliate of the Trustee also serves as transfer agent with respect to the Common Stock.

ABSENCE OF PUBLIC MARKET

  Upon their original issuance, the Notes became eligible for trading on the PORTAL Market. The Notes sold pursuant to this Prospectus, however, will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or at what price holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation system.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Certificate of Incorporation authorizes capital stock consisting of 40,000,000 shares of Common Stock, $0.001 par value per share, of which 21,970,476 shares were outstanding as of September 30, 1997, and 1,000,000 shares of preferred stock, $0.001 par value per share, none of which is outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. As a result, the holders of a majority of the shares voting in the election of directors can elect all of the directors then standing for election. In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of any preferred stock then outstanding. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares to be issued upon conversion of the Notes in accordance with the terms thereof will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue 1,000,000 shares of "blank check" preferred stock that may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no current plans to issue any preferred stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and may indemnify its officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws and Certificate of Incorporation. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of the Company's decision not to elect out of the statute's provisions, the statute applies to the Company. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  Stockholders who are officers and directors or their affiliates may be able to significantly influence the election of the Company's directors and the determination of the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. Certain provisions of the Company's Certificate of Incorporation, Bylaws and equity compensation plans and Delaware law may also discourage certain transactions involving a change in control of the Company. This may, when combined with the Company's classified Board of Directors and the ability of the Board of Directors to issue blank check Preferred Stock without further stockholder approval, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve, LLP. Its telephone number is (617) 575-2000.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of certain United States federal income tax considerations to holders of the Notes and the Shares. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

  This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Notes or Shares and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Notes or Shares in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Notes and the Shares as capital assets.

  For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or a person or other entity otherwise subject to United States federal income taxation on a net income basis in respect of income derived from the Notes or the Common Stock.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE NOTES AND THE SHARES

  Interest on Notes. Interest paid on Notes will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Notes will not be issued with original issue discount ("OID") within the meaning of the code.

  Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Notes if the conversion price or conversion ratio of the Notes is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

  Sale or Exchange of Notes or Shares of Common Stock. In general, subject to the market discount rules discussed below, a holder of Notes will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the Notes measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest, which will be taxable as interest income) and the holder's adjusted tax basis in the Notes. A holder's tax basis in Notes generally will equal the cost of the Notes to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any premium theretofore amortized by the holder with respect to the Notes. In general, subject to the market discount rules discussed below, each holder of Common Stock into which the Notes have been converted will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock. However, special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. With respect to U.S. Holders who are individuals, trusts or estates, the Taxpayer Relief Act of 1997 (the "Act") reduces the maximum tax rate on net capital gains derived from securities held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from securities held for more than one year and for not more than 18 months ("mid-term gains") of 28%. Net gain recognized by such U.S. Holders on securities held for one year or less in excess of net long-term capital loss continues to be short-term capital gain subject to tax at ordinary income rates. The Act generally does not affect the taxation of capital gains to corporations. (For the basis and holding period of shares of Common Stock, see "Conversion of Notes.")

  Conversion of Notes. A holder of Notes will not recognize gain or loss on the conversion of the Notes into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Notes will be equal to the holder's aggregate basis in the Notes exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Notes will generally include the period during which the holder held the Notes prior to the conversion.

  Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

  Market Discount. The resale of Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Subject to a de minimis exception, these provisions generally require a holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition, unless the holder elects to include accrued market discount in income currently. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. If a holder acquires a Note at a market discount and receives Common Stock upon conversion of the Note, the amount of accrued market discount not previously included in income with respect to the converted Note through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

  Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

  To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distributions in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

  Interest on Notes. Generally, interest paid on the Notes to a Non-U.S. Holder will not be subject to United States federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Notes would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% (or lower treaty rate) unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

  Sales or Exchange of Notes or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Notes or shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such Notes or shares of Common Stock as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the IRS. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

  Conversion of Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Note into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Notes or Common Stock.

  Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Notes or shares of Common Stock made by the Company with respect to certain non-corporate U.S. holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

  Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) on the Notes to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding as discussed above or that are subject to a tax treaty that reduces such withholding.

  The payment of the proceeds on the disposition of Notes or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption.

                            SELLING SECURITYHOLDERS

  The Notes were originally issued by the Company and sold by the Initial Purchaser in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined by Rule 144A under the Securities
Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the Notes and Shares.

  Set forth below, to the Company's knowledge, are the names of each Selling Securityholder, the principal amount of Notes that may be offered by such Selling Securityholder pursuant to this Prospectus, the percentage of Notes held by such Selling Securityholder and the number of Shares into which such Notes are convertible. Unless set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

  The following table sets forth certain information as of December 10, 1997. However, any or all of the Notes or Shares listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                                        NUMBER OF SHARES
                          AGGREGATE PRINCIPAL AMOUNT   PERCENTAGE OF     OF COMMON STOCK
          NAME            OF NOTES THAT MAY BE SOLD  NOTES OUTSTANDING THAT MAY BE SOLD(1)
          ----            -------------------------- ----------------- -------------------
BancAmerica Robertson
 Stephens...............         $    550,000                * %               7,953
Bank of New York........            4,655,000               4.0               67,317
Bankers Trust Company...            5,365,000               4.7               77,584
Bear, Stearns Securities
 Corp. .................            3,450,000               3.0               49,891
Boston Safe Deposit and
 Trust Company..........           14,137,000              12.3              204,439
Brown Brothers Harriman
 & Co...................           18,000,000              15.7              260,303
BT/Corp. Clearance-BTI..           10,000,000               8.7              144,613
Chase Manhattan Bank....            1,025,000                *                14,822
Chase Manhattan
 Bank/Chemical..........              265,000                *                 3,832
CIBC Wood Gundy
 Securities Inc. .......            2,000,000               1.7               28,922
Deutsche Morgan
 Grenfell, Inc..........            3,070,000               2.7               44,396
Mercantile Safe Deposit
 & Trust................              885,000                *                12,798
Merrill Lynch, Pierce,
 Fenner & Smith, Inc....            5,875,000               5.1               84,960
Merrill Lynch
 Professional Clearing
 Corp...................            1,250,000               1.1               18,076
Merrill Pierce, Fenner &
 Smith, Inc.-Debt
 Securities ............            5,325,000               4.6               77,006
Morgan (J.P.)
 Securities, Inc........            5,000,000               4.3               72,306
Morgan Stanley & Co.
 Incorporated...........            1,500,000               1.3               21,691
NationsBanc Montgomery
 Securities, Inc........            2,000,000               1.7               28,922
Norwest Bank Minnesota,
 N.A....................              335,000                *                 4,844

                                       (Table continued on following page)

(Continued from previous page)

                                                                       NUMBER OF SHARES
                         AGGREGATE PRINCIPAL AMOUNT   PERCENTAGE OF     OF COMMON STOCK
          NAME           OF NOTES THAT MAY BE SOLD  NOTES OUTSTANDING THAT MAY BE SOLD(1)
          ----           -------------------------- ----------------- -------------------
Northern Trust Company..        $  1,300,000                1.1%              18,799
PNC Bank, National
 Association............             140,000                 *                 2,024
Smith Barney Inc........          11,088,000                9.6              160,347
Societe Generale
 Securities Corp. ......           5,000,000                4.3               72,306
SSB-Custodian...........          10,735,000                9.3              155,242
U.S. Clearing Corp......           1,500,000                1.3               21,691
Wachovia Bank of North
 Carolina, N.A..........             550,000                 *                 7,953
                                ------------              -----            ---------
  Total.................        $115,000,000              100.0%           1,663,037(2)
                                ============              =====            =========

--------
 * Less than 1%.
(1) Assumes a conversion price of $69.15 per share and a cash payment in lieu of any fractional share interest.
(2) Total differs from the amount to be registered due to the rounding down of fractional shares.

  The preceding table has been prepared based upon information furnished to the Company by DTC and certain Selling Securityholders. From time to time, additional information concerning ownership of the Notes and Shares may rest with certain holders thereof not named in the preceding table, with whom the Company believes it has no affiliation.

                             PLAN OF DISTRIBUTION

  The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

  The Company will not receive any of the proceeds from the offering of Notes or the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.

  The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

  The outstanding Common Stock is listed for trading on the Nasdaq National Market, and the Shares have been approved for listing on the Nasdaq National Market.

  The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be

"underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

  The Notes were issued and sold in September 1997 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. Pursuant to the RRA, the Company has agreed to indemnify the Initial Purchaser and each Selling Securityholder, and each Selling Securityholder has agreed to indemnify the Company, the Initial Purchaser and each other Selling Stockholder against certain liabilities arising under the Securities Act.

  The Company will use its best efforts to keep the registration statement of which this Prospectus is a part effective for a period of two years from the Closing Date, or until the Shelf Registration is no longer required for transfer of the Notes or the Shares. The Company may prohibit offers and sales of Notes and Shares pursuant to the registration statement to which this Prospectus relates at any time if (A)(i) it is in possession of material non-public information, (ii) the Board of Directors of the Company or the Executive Committee thereof determines (based on advice of counsel) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information and (iii) the Board of Directors of the Company or the Executive Committee thereof determines in good faith that disclosure of such material non-public information would not be in the best interests of the Company and its stockholders or (B) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries (i) that is material to the Company and its subsidiaries taken as a whole and (ii) the Board of Directors of the Company or the Executive Committee thereof determines in good faith that offers and sales of Notes and Shares pursuant to the registration statement to which this Prospectus relates prior to the consummation of such transaction (or such earlier date as the Board of Directors or the Executive Committee thereof shall determine) is not in the best interests of the Company and its stockholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments thereto will be borne by the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Notes and the validity of the Shares offered hereby are being passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in its Annual Report on Form 10-K for the year ended October 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statements made in the second and third paragraphs of "Risk Factors-- Proprietary Rights" are included in part in reliance upon the advice of Smith-Hill and Bedell, P.C., general patent counsel to the Company, and upon the authority of such firm as experts in such matters.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION FOR AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Information
 by Reference..............................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  14
Dividend Policy............................................................  14
Ratio of Earnings to Fixed Charges ........................................  14
Description of Notes.......................................................  15
Description of Capital Stock...............................................  24
Certain United States Federal Income Tax
 Consequences .............................................................  26
Selling Securityholders ...................................................  29
Plan of Distribution ......................................................  30
Legal Matters..............................................................  32
Experts....................................................................  32

                               ----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $115,000,000

                         CREDENCE SYSTEMS CORPORATION

                5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002

                         1,663,051 SHARES COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  All expenses incurred in connection with the issuance and distribution of the securities being registered will be paid by the Registrant. The following is an itemized statement of these expenses. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

     SEC registration fee............................................. $ 34,848
     Nasdaq listing fee...............................................   17,500
     Printing and engraving...........................................   10,000
     Legal fees and expenses of the Registrant........................   10,000
     Accounting fees and expenses.....................................   15,000
     Trustee's fees and expenses......................................    1,000
     Miscellaneous....................................................   12,000
                                                                       --------
       Total.......................................................... $100,348
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification by the Registrant of all persons the Registrant may indemnify under Section 145 to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation further provides that the liability of its directors is eliminated to the fullest extent permitted by the Delaware General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with all of its officers and directors.

ITEM 16. EXHIBITS

   EXHIBIT
     NO.                               DESCRIPTION
   -------                             -----------
     1.1*  Purchase Agreement, dated September 4, 1997, between the Registrant and Smith Barney  Inc.
     4.1*  Indenture, dated as of September 10, 1997, between the Registrant and State Street Bank and Trust Company of California, N.A., as
            Trustee.
           Form of 5 1/4% Convertible Subordinated Note due 2002 (included in
     4.2*  Exhibit 4.1).
     4.3*  Registration Rights Agreement, dated as of September 4, 1997, between the Registrant and Smith Barney Inc.
     5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
    12.1*  Calculation of Ratio of Earnings to Fixed Charges.

   EXHIBIT
     NO.                             DESCRIPTION
   -------                           -----------
    23.1   Consent of Ernst & Young LLP.
           Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
    23.2*  5.1).
    23.3*  Consent of Smith-Hill and Bedell, P.C.
           Powers of Attorney (included in the signature page of this
    24.1*  Registration Statement).
    25.1*  Statement of Eligibility of Trustee (Form T-1).

  --------

  *Previously filed.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 23rd day of December, 1997.

                                          CREDENCE SYSTEMS CORPORATION


                                          By:  /s/ Dr. Wilmer R. Bottoms
                                            ___________________________________
                                                   Dr. Wilmer R. Bottoms
                                          Chairman and Chief Executive Officer



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

              SIGNATURE                            TITLE                   DATE
              ---------                            -----                   ----


     /s/ Dr. Wilmer R. Bottoms         Chairman of the Board of      December 23, 1997
______________________________________  Directors and Chief
         Dr. Wilmer R. Bottoms          Executive Officer
                                        (Principal Executive
                                        Officer)


          /s/ Jerry Bruce              Acting Chief Financial        December 23, 1997
______________________________________  Officer (Principal
              Jerry Bruce               Financial and Accounting
                                        Officer)


                 *                     Director                      December 23, 1997
______________________________________
           Henk J. Evenhuis


                 *                     Director                      December 23, 1997
______________________________________
            Jos C. Henkens


                 *                     Director                      December 23, 1997
______________________________________
        William G. Howard, Jr.


                 *                     Director                      December 23, 1997
______________________________________
       Bernard V. Vonderschmitt

*By: /s/ Dr. Wilmer R. Bottoms
  ------------------------------
     Dr. Wilmer R. Bottoms
       (Attorney-in-Fact)

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
   NO.                            DESCRIPTION                            NUMBER
 -------                          -----------                            ------
   1.1*  Purchase Agreement, dated September 4, 1997, between the
          Registrant and Smith Barney Inc.
   4.1*  Indenture, dated as of September 10, 1997, between the
          Registrant and State Street Bank and Trust Company of
          California, N.A., as Trustee.
   4.2*  Form of 5 1/4% Convertible Subordinated Note due 2002
          (included in Exhibit 4.1).
   4.3*  Registration Rights Agreement, dated as of September 4, 1997, between the Registrant and Smith Barney Inc.
   5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
  12.1*  Calculation of Ratio of Earnings to Fixed Charges.
  23.1   Consent of Ernst & Young LLP.
  23.2*  Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1).
  23.3*  Consent of Smith-Hill and Bedell, P.C.
  24.1*  Powers of Attorney (included in the signature page of this
          Registration Statement).
  25.1*  Statement of Eligibility of Trustee (Form T-1).

--------

*Previously filed.